Exhibit 99.1

GULF ISLAND

REPORTS FIRST QUARTER 2024 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the first quarter 2024.

FIRST QUARTER 2024 SUMMARY

•
Consolidated revenue of $42.9 million
•
Consolidated net income of $6.2 million; Adjusted EBITDA of $3.7 million
•
Services Division operating income of $2.9 million; EBITDA of $3.3 million
•
Fabrication Division operating income of $4.7 million; Adjusted EBITDA of $2.5 million
•
Cash and short-term investments balance of $61.3 million at March 31, 2024
•
Reiterated full-year 2024 financial guidance

Consolidated revenue for the first quarter 2024 was $42.9 million, compared to consolidated revenue of $62.2 million for the prior year period. Consolidated net income for the first quarter 2024 was $6.2 million, compared to consolidated net income of $0.6 million for the prior year period. Consolidated adjusted EBITDA for the first quarter 2024 was $3.7 million, compared to consolidated adjusted EBITDA of $3.7 million for the prior year period. Consolidated adjusted EBITDA for the first quarter 2024 excludes income of $0.3 million for the Shipyard Division, and a gain of $2.9 million for the Fabrication Division related to the sale of property that was held for sale at December 31, 2023. Consolidated adjusted EBITDA for the first quarter 2023 excludes losses of $2.2 million for the Shipyard Division, and gains of $0.2 million for the Fabrication Division from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida.

See “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most comparable GAAP measures.

MANAGEMENT COMMENTARY

“Our momentum has carried into the new year, as we posted another quarter of profitable growth in our services and small-scale fabrication businesses with strong operational execution to kick off 2024,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Our Services segment benefited from growth in our offshore services, including Spark Safety, with the segment delivering 22% year-over-year operating income growth for the first quarter. Our Fabrication results for the quarter further demonstrate the opportunity to deliver stable performance through strong execution and a focus on the small-scale fabrication market. We remain encouraged by the favorable end market trends in our core Gulf Coast region, which combined with our continued execution against our strategic initiatives, keep us on track to achieve our full-year 2024 financial targets.”

“Our recent results reflect the continued execution of our strategic plan, and we made further progress on our key priorities during the first quarter,” continued Heo. “We concluded our operational shipyard obligations during the first quarter, with the warranty period for our ferry projects being the final remaining items associated with the wind down of the Shipyard business. Our Services segment continued to benefit from strong demand in the Gulf of Mexico, which contributed to first quarter Services operating margins expanding 40 basis points to 11.2%. In our Fabrication segment, the contribution from the NASA project during the first quarter highlights the benefit of pursuing new end markets in small-scale fabrication, which combined with our continued focus on disciplined bidding and strong execution, resulted in another quarter of consistent results. We are confident that our skilled workforce, track record of execution and strategic location will allow us to continue to grow our Services and Fabrication businesses in both existing and new growth end markets.”

“We finished the first quarter in a strong financial position with an ending cash and investments balance of over $61 million,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “The increase in our cash position for the quarter was the product of our operating results, the previously disclosed sale of excess property, and improvements in working capital. Our balance sheet provides us ample financial flexibility to pursue our growth objectives, which includes investments in organic initiatives, as well as potential strategic acquisition opportunities.”

“We are extremely excited by our strong start to the year and remain confident we are well-positioned to pursue our growth objectives,” noted Heo. “While we remain committed to investing in organic growth initiatives, we are increasingly looking for opportunities to deploy capital for strategic acquisitions to further grow the business. With our stable fabrication and services platform, combined with our strong financial position, we are ideally situated to pursue acquisition opportunities that will enable us to grow our existing platform, expand our current capabilities and further penetrate new growth end markets. As we have done throughout our strategic transformation process, we will remain disciplined in our pursuit of both organic and strategic growth, and we look forward to updating the investment community on our continued progress in the coming quarters,” concluded Heo.

SEGMENT RESULTS FOR FIRST QUARTER 2024

Services Segment – Revenue for the first quarter 2024 was $25.5 million, an increase of $3.9 million, or 18.3%, compared to the first quarter 2023. The increase was primarily due to higher offshore services activity, including incremental revenue associated with the division’s Spark Safety business line.

New project awards were $25.5 million for the first quarter 2024, an 18.6% year-over-year increase, and backlog totaled $0.4 million at March 31, 2024. The new award growth was driven primarily by higher offshore services work, including the division’s Spark Safety business line. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $2.9 million for the first quarter 2024, compared to $2.3 million for the first quarter 2023. EBITDA for the first quarter 2024 was $3.3 million (or 13.1% of revenue), versus $2.8 million (or 12.9% of revenue) for the prior year period, an increase of 20.3%. The improved operating results for 2024 compared to 2023 were primarily due to year-over-year revenue growth. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services Division’s operating income to EBITDA.

Fabrication Segment – Revenue for the first quarter 2024 was $17.1 million, a decrease of $22.5 million, or 56.8%, compared to the first quarter 2023. The decrease was primarily due to the prior year period including the benefit of a large fabrication project that was cancelled in July 2023, offset partially by higher small-scale fabrication activity in the current period.

New project awards were $18.3 million for the first quarter 2024, a 9.4% year-over-year increase, and backlog totaled $12.9 million at March 31, 2024. New awards for the first quarter 2024 were primarily related to small-scale fabrication work. See “Non-GAAP Measures” below for the Company’s definition of new project awards and backlog.

Operating income was $4.7 million for the first quarter 2024, compared to $2.2 million for the first quarter 2023. Adjusted EBITDA for the first quarter 2024 was $2.5 million, versus $2.9 million for the prior year period, a decrease of 14.0%. Adjusted EBITDA for the first quarter 2024 excludes a gain of $2.9 million related to the sale of property that was held for sale at December 31, 2023, while the first quarter 2023 excludes gains of $0.2 million from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. The decrease in operating results for 2024 compared to 2023 was primarily due to lower revenue and associated lower utilization of facilities and resources resulting from the cancellation of the division’s large fabrication project in July 2023. This impact was partially offset by improved utilization associated with higher small-scale fabrication activity and a more favorable project margin mix. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Fabrication Division’s operating income to adjusted EBITDA.

Shipyard Segment – Revenue for the first quarter 2024 was $0.4 million, a decrease of $0.9 million compared to the first quarter 2023. Revenue for both quarters was related entirely to the division’s seventy-vehicle ferry and forty-vehicle ferry projects. Operating income was $0.3 million for the first quarter 2024, compared to an operating loss of $2.2 million for the first quarter 2023.

Corporate Segment – Operating loss was $2.2 million for the first quarter 2024, compared to an operating loss of $2.1 million for the first quarter 2023. EBITDA for the first quarter 2024 was a loss of $2.1 million, versus a loss of $2.0 million for the prior year period. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Corporate Division’s operating loss to adjusted EBITDA.

Segment Descriptions – The Company’s divisions represent its reportable segments which are “Services”, “Fabrication”, “Shipyard” and “Corporate”. The Services Segment includes offshore and onshore services work performed at customer facilities, including offshore platforms. The Fabrication Segment includes all fabrication work performed on-site at the Company’s facilities, including pull-through fabrication work for the Services Segment. The Shipyard Segment includes revenue and gross profit and loss associated with the construction of three ferries that were substantially complete as of March 31, 2024, and legal fees associated with previous litigation (“MPSV Litigation”) that was settled in the fourth quarter 2023. The wind down of the Company’s Shipyard Segment operations was substantially complete as of March 31, 2024. Final completion of the wind down will occur upon completion of the warranty periods for the ferries. The Corporate Segment includes costs that are not directly related to the Company’s operating segments, including the costs of being a publicly traded company.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at March 31, 2024 was $61.3 million, including $1.5 million of restricted cash associated with outstanding letters of credit. At March 31, 2024, the Company had total debt of $20.0 million. The debt bears interest at a fixed rate of 3.0% per annum, with principal and interest payable in 15 equal annual installments of approximately $1.7 million, beginning on December 31, 2024 and ending on December 31, 2038. The estimated present value of the debt is $13.0 million based on an estimated market rate of interest. During the first quarter 2024, the Company repurchased 60,860 shares of its common stock for $0.3 million under its share repurchase program commenced in December 2023.

2024 FINANCIAL OUTLOOK

Gulf Island is reiterating its full year 2024 indicative segment and consolidated guidance. Services Segment EBITDA is expected to be approximately $14.0 million, driven primarily by growth in the Spark Safety business line. Fabrication Segment adjusted EBITDA is expected to be approximately $8.0 million, which includes year-over-year growth in the small-scale fabrication business, but excludes the potential benefit of any large project award. The adjusted EBITDA forecast for the Fabrication segment excludes a gain of $2.9 million in the first quarter 2024 from the sale of property that was held for sale at December 31, 2023. Corporate Segment EBITDA is expected to be a loss of approximately $8.0 million, which is consistent with recent historical experience. This forward-looking guidance reflects management’s current expectations and beliefs as of May 7, 2024, and is subject to change. See “Cautionary Statement” below for further discussion of the factors that may affect the Company’s future performance, “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA, and “2024 Financial Outlook - Segment and Consolidated EBITDA and Adjusted EBITDA Reconciliations” below for reconciliations of segment and consolidated EBITDA and adjusted EBITDA to the most comparable GAAP measures.

FIRST QUARTER 2024 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, May 7, 2024 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.877.704.4453 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company’s website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of specialty services, including project management, hookup, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, civil construction and staffing services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit, new project awards and backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including a gain from the sale of assets held for sale and gains from the impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida) and the operating results for the Company’s Shipyard Division, which was substantially wound down in the fourth quarter 2023. The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit or loss, adjusted to remove revenue and gross profit or loss, for the Company’s Shipyard Division, which was substantially wound down in the fourth quarter 2023. Reconciliations of EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most comparable GAAP measures are presented under “Consolidated Results of Operations,” “Results of Operations by Segment” and “2024 Financial Outlook – Segment and Consolidated EBITDA and Adjusted EBITDA Reconciliations” below.

The Company believes new project awards and backlog are useful supplemental measures as they represent work that the Company is obligated to perform under its current contracts. New project awards represent the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments. Backlog represents the unrecognized revenue value of new project awards, and at March 31, 2024, was consistent with the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to operating results; diversification and entry into new end markets; improvement of risk profile; industry outlook; oil and gas prices; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; implementation of the Company’s share repurchase program; liquidity; and execution of strategic initiatives. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements. The timing and amount of any share repurchases will be at the discretion of management and will depend on a variety of factors including, but not limited to, the Company’s operating performance, cash flow and financial position, the market price of its common stock and general economic and market conditions. The share repurchase program may be modified, increased, suspended or terminated at any time at the Board’s discretion.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: supply chain disruptions, inflationary pressures, economic slowdowns and recessions, natural disasters, public health crises, labor costs and geopolitical conflicts, and the related volatility in oil and gas prices and other factors impacting the global economy; cyclical nature of the oil and gas industry; competition; reliance on significant customers; competitive pricing and cost overruns on its projects; performance of subcontractors and dependence on suppliers; timing and its ability to secure and commence execution of new project awards, including fabrication projects for refining, petrochemical, LNG, industrial and sustainable energy end markets; its ability to maintain and further improve project execution; nature of its contract terms and customer adherence to such terms; suspension or termination of projects; changes in contract estimates; customer or subcontractor disputes; operating dangers, weather events and availability and limits on insurance coverage; operability and adequacy of its major equipment; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to resolve any material legal proceedings; its ability to execute its share repurchase program and enhance shareholder value; its ability to obtain letters of credit or surety bonds and ability to meet any indemnification obligations thereunder; consolidation of its customers; financial ability and credit worthiness of its customers; adjustments to previously reported profits or losses under the percentage-of-completion method; its ability to employ a skilled workforce; loss of key personnel; utilization of facilities or closure or consolidation of facilities; failure of its safety assurance program; barriers to entry into new lines of business; weather impacts to operations; any future asset impairments; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2023, as updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
New project awards(2)	$43,818	$44,400	$37,628

Revenue	$42,881	$44,550	$62,168
Cost of revenue	36,757	36,087	57,134
Gross profit(3)	6,124	8,463	5,034
General and administrative expense(4)	3,484	3,395	5,067
Other (income) expense, net(5)	(3,068)	(1,607)	(361)
Operating income	5,708	6,675	328
Interest (expense) income, net	542	383	320
Income before income taxes	6,250	7,058	648
Income tax (expense) benefit	(10)	32	(7)
Net income	$6,240	$7,090	$641
Per share data:
Basic income per share	$0.38	$0.44	$0.04
Diluted income per share	$0.37	$0.43	$0.04

Consolidated Adjusted Revenue(2) Reconciliation (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Revenue	$42,881	$44,550	$62,168
Less: Shipyard revenue	(409)	(556)	(1,347)
Adjusted revenue	$42,472	$43,994	$60,821

Consolidated Adjusted Gross Profit(2) Reconciliation (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Gross profit	$6,124	$8,463	$5,034
Add (less): Shipyard gross loss (profit)	(319)	(93)	415
Adjusted gross profit	$5,805	$8,370	$5,449

Consolidated EBITDA and Adjusted EBITDA(2) Reconciliations (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Net income	$6,240	$7,090	$641
Less: Income tax (expense) benefit	(10)	32	(7)
Less: Interest (expense) income, net	542	383	320
Operating income	5,708	6,675	328
Add: Depreciation and amortization	1,193	1,351	1,333
EBITDA	6,901	8,026	1,661
Less: Gain on property sale(5)	(2,880)	-	-
Less: Hurricane insurance gains(5)	-	(1,526)	(188)
Add (less): Shipyard operating loss (income)	(342)	106	2,203
Adjusted EBITDA	$3,679	$6,606	$3,676

_________________

(1)
See “Results of Operations by Segment” below for results by segment.
(2)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.

(3)
Gross profit for the Fabrication Division for the three months ended December 31, 2023, includes project improvements of $3.8 million. Gross profit (loss) for the Shipyard Division for the three months ended December 31, 2023, includes project charges of $0.2 million, and for each of the three months ended December 31, 2023 and March 31, 2023, includes vessel holding costs of $0.2 million associated with the Company’s previous MPSV Litigation.
(4)
General and administrative expense for the Shipyard Division for the three months ended December 31, 2023 and March 31, 2023, includes legal and advisory fees of $0.1 million and $1.7 million, respectively, associated with the Company’s previous MPSV Litigation.
(5)
Other (income) expense for the Fabrication Division for the three months ended March 31, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three months ended December 31, 2023 and March 31, 2023, includes gains of $1.5 million and $0.2 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.

Results of Operations by Segment (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended
Services Division	March 31,	December 31,	March 31,
	2024	2023	2023
New project awards(1)	$25,468	$24,150	$21,472

Revenue	$25,534	$24,515	$21,587
Cost of revenue	21,921	21,080	18,600
Gross profit	3,613	3,435	2,987
General and administrative expense	743	699	710
Other (income) expense, net	3	(6)	(64)
Operating income	$2,867	$2,742	$2,341

EBITDA(1)
Operating income	$2,867	$2,742	$2,341
Add: Depreciation and amortization	480	486	442
EBITDA	$3,347	$3,228	$2,783

	Three Months Ended
Fabrication Division	March 31,	December 31,	March 31,
	2024	2023	2023
New project awards(1)	$18,272	$19,896	$16,706

Revenue	$17,138	$19,664	$39,662
Cost of revenue	14,946	14,729	37,200
Gross profit(2)	2,192	4,935	2,462
General and administrative expense	441	447	520
Other (income) expense, net(3)	(2,970)	(1,627)	(302)
Operating income	$4,721	$6,115	$2,244

EBITDA and Adjusted EBITDA(1)
Operating income	$4,721	$6,115	$2,244
Add: Depreciation and amortization	635	789	822
EBITDA	5,356	6,904	3,066
Less: Gain on property sale(3)	(2,880)	-	-
Less: Hurricane insurance gains(3)	-	(1,526)	(188)
Adjusted EBITDA	$2,476	$5,378	$2,878

	Three Months Ended
Shipyard Division	March 31,	December 31,	March 31,
	2024	2023	2023
New project awards(1)	$278	$539	$(122)

Revenue	$409	$556	$1,347
Cost of revenue	90	463	1,762
Gross profit (loss)(4)	319	93	(415)
General and administrative expense(5)	-	98	1,713
Other (income) expense, net	(23)	101	75
Operating income (loss)	$342	$(106)	$(2,203)

EBITDA(1)
Operating income (loss)	$342	$(106)	$(2,203)
Add: Depreciation and amortization	-	-	-
EBITDA	$342	$(106)	$(2,203)

	Three Months Ended
Corporate Division	March 31,	December 31,	March 31,
	2024	2023	2023
New project awards (eliminations)(1)	$(200)	$(185)	$(428)

Revenue (eliminations)	$(200)	$(185)	$(428)
Cost of revenue	(200)	(185)	(428)
Gross profit	-	-	-
General and administrative expense	2,300	2,151	2,124
Other (income) expense, net	(78)	(75)	(70)
Operating loss	$(2,222)	$(2,076)	$(2,054)

EBITDA(1)
Operating loss	$(2,222)	$(2,076)	$(2,054)
Add: Depreciation and amortization	78	76	69
EBITDA	$(2,144)	$(2,000)	$(1,985)

_________________

(1)
New projects awards, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, EBITDA and adjusted EBITDA.
(2)
Gross profit for the Fabrication Division for the three months ended December 31, 2023, includes project improvements of $3.8 million.
(3)
Other (income) expense for the Fabrication Division for the three months ended March 31, 2024, includes a gain of $2.9 million from the sale of assets held for sale, and for the three months ended December 31, 2023 and March 31, 2023, includes gains of $1.5 million and $0.2 million, respectively, from the net impact of insurance recoveries and costs associated with damage previously caused by Hurricane Ida. Such amounts have been removed from EBITDA to derive adjusted EBITDA.
(4)
Gross profit (loss) for the Shipyard Division for the three months ended December 31, 2023, includes project charges of $0.2 million, and for each of the three months ended December 31, 2023 and March 31, 2023, includes vessel holding costs of $0.2 million associated with the Company’s previous MPSV Litigation.
(5)
General and administrative expense for the Shipyard Division for the three months ended December 31, 2023 and March 31, 2023, includes legal and advisory fees of $0.1 million and $1.7 million, respectively, associated with the Company’s previous MPSV Litigation.

Consolidated Balance Sheets (in thousands)

	March 31, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,469	$38,176
Restricted cash	1,475	1,475
Short-term investments	27,352	8,233
Contract receivables and retainage, net	26,892	36,298
Contract assets	4,905	2,739
Prepaid expenses and other assets	4,634	6,994
Inventory	2,004	2,072
Assets held for sale	—	5,640
Total current assets	99,731	101,627
Property, plant and equipment, net	24,501	23,145
Goodwill	2,217	2,217
Other intangibles, net	664	700
Other noncurrent assets	645	739
Total assets	$127,758	$128,428
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,625	$8,466
Contract liabilities	1,740	5,470
Accrued expenses and other liabilities	13,390	14,836
Long-term debt, current	1,075	1,075
Total current liabilities	22,830	29,847
Long-term debt, noncurrent	18,925	18,925
Other noncurrent liabilities	559	685
Total liabilities	42,314	49,457
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 16,197 shares issued and outstanding at March 31, 2024 and 16,258 at December 31, 2023	11,752	11,729
Additional paid-in capital	108,825	108,615
Accumulated deficit	(35,133)	(41,373)
Total shareholders’ equity	85,444	78,971
Total liabilities and shareholders’ equity	$127,758	$128,428

Consolidated Cash Flows (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2024	2023	2023
Cash flows from operating activities:
Net income	$6,240	$7,090	$641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,193	1,351	1,333
Change in allowance for doubtful accounts and credit losses	(28)	—	—
Gain on sale or disposal of assets held for sale and fixed assets, net	(3,241)	276	(64)
Gain on insurance recoveries	—	(326)	(245)
Stock-based compensation expense	506	525	509
Changes in operating assets and liabilities:
Contract receivables and retainage, net	9,434	(614)	(14,540)
Contract assets	(2,166)	1,566	(699)
Prepaid expenses, inventory and other current assets	2,102	(2,962)	147
Accounts payable	(1,712)	(2,923)	18,135
Contract liabilities	(3,730)	1,936	(3,808)
Accrued expenses and other current liabilities	(1,422)	1,579	62
Noncurrent assets and liabilities, net	(157)	(129)	(175)
Net cash provided by operating activities	7,019	7,369	1,296
Cash flows from investing activities:
Capital expenditures	(2,553)	(1,175)	(487)
Proceeds from sale of property and equipment	8,894	60	106
Recoveries from insurance claims	326	—	245
Purchases of short-term investments	(22,170)	(8,297)	(15,083)
Maturities of short-term investments	3,050	15,500	10,000
Net cash provided by (used in) investing activities	(12,453)	6,088	(5,219)
Cash flows from financing activities:
Payments on Insurance Finance Arrangements	—	—	(1,003)
Tax payments for vested stock withholdings	—	—	(181)
Repurchases of common stock	(273)	(128)	—
Net cash used in financing activities	(273)	(128)	(1,184)
Net increase (decrease) in cash, cash equivalents and restricted cash	(5,707)	13,329	(5,107)
Cash, cash equivalents and restricted cash, beginning of period	39,651	26,322	34,824
Cash, cash equivalents and restricted cash, end of period	$33,944	$39,651	$29,717

2024 Financial Outlook - Segment and Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Twelve Months Ending December 31, 2024
	Services	Fabrication	Shipyard	Corporate	Consolidated
Net income (loss)	$12,000	$8,080	$342	$(6,400)	$14,022
Less: Income tax (expense) benefit	-	-	-	-	-
Less: Interest (expense) income, net	-	-	-	1,900	1,900
Operating income (loss)	12,000	8,080	342	(8,300)	12,122
Add: Depreciation and amortization	2,000	2,800	-	300	5,100
EBITDA	14,000	10,880	342	(8,000)	17,222
Less: Gain on property sale(2)	-	(2,880)	-	-	(2,880)
Less: Shipyard operating income	-	-	(342)	-	(342)
Adjusted EBITDA	$14,000	$8,000	$-	$(8,000)	$14,000

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(1)
EBITDA and Adjusted EBITDA are non-GAAP measure. See “Non-GAAP Measures” above for the Company’s definition of EBITDA.
(2)
Reflects a gain on the sale of property that was held for sale at December 31, 2023.